Exhibit 99.2

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Beacon Federal Bancorp, Inc. (“Beacon”) as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of Beacon with and into Berkshire Hills Bancorp, Inc. and to the references to such opinion therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commissioner thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Dated: July 2, 2012

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232